Exhibit 99.1

Cocrystal Pharma Announces $5 Million Private Placement with OPKO Health

Longtime investor OPKO Health increases its position as Cocrystal advances toward norovirus Phase 1b data in late 2026

BOTHELL, Wash., August 3, 2026 (GLOBE NEWSWIRE) — Cocrystal Pharma, Inc. (Nasdaq: COCP) (“Cocrystal” or the “Company”), a biotechnology company developing novel antiviral therapeutics, today announced a $5 million investment from OPKO Health, Inc. (Nasdaq: OPK) (“OPKO”), a longtime investor in the Company, has increased its position through a $5 million investment as the Company advances its lead norovirus program toward Phase 1b topline data later this year.

Under the terms of the agreement, Cocrystal sold 5,474,053 shares of its common stock to OPKO at a price per share of $0.9134, the Nasdaq Consolidated Bid Price on the trading day of closing, for proceeds to the Company of $5.0 million. No warrants or other derivative securities were included in the transaction.

“OPKO’s increased investment reflects the confidence of one of our most steadfast supporters as we approach a defining moment for Cocrystal,” said James Sapirstein, Chief Executive Officer of Cocrystal Pharma. “We expect to report topline data from our Phase 1b norovirus trial by the end of the fourth quarter of 2026, and we’re grateful for OPKO’s continued conviction in the value of our lead asset, CDI-988, and our broader antiviral pipeline spanning influenza, coronaviruses and hepatitis C.”

“As a longtime investor in Cocrystal, we’ve watched the Company build a differentiated antiviral platform with real clinical potential,” said Dr. Phillip Frost, Chairman and Chief Executive Officer of OPKO Health and co-founder, director and principal stockholder of the Company. “This additional investment reflects our continued conviction in Cocrystal’s science and its path forward.”

About the Offering

The unregistered securities described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the unregistered shares may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication of noroviruses, influenza viruses, coronaviruses (including SARS-CoV-2), and hepatitis C viruses. The Company’s lead program, CDI-988, is currently in a Phase 1b clinical trial for norovirus, with topline data expected in late 2026. Cocrystal employs unique structure-based technologies to create differentiated antiviral drug candidates. For more information, visit www.cocrystalpharma.com.

About OPKO Health, Inc.

OPKO is a multinational biopharmaceutical and diagnostics company that seeks to establish industry leading positions in large, rapidly growing markets by leveraging its discovery, development, and commercialization expertise and novel and proprietary technologies. For more information, visit www.opko.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the private placement, the Company’s progress, anticipated timeline and expectations for topline data from its norovirus Phase 1b clinical trial, and the continued development of its influenza, coronaviruses, and hepatitis C, and other antiviral programs and the results thereof. Words such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” and “expect,” as they relate to the Company, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Some or all of the events anticipated by these forward-looking statements may not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to, the risks and uncertainties arising from inflation, affordability, the possibility of a recession, increases or other developments with respect to interest rates, uncertainty surrounding the impacts arising from imposed and threatened tariffs and developments with respect thereto, and wars and geopolitical conflicts including those in Ukraine and with Iran on our Company, our collaboration partners, and on the U.S. and global economies, including manufacturing and research delays arising from raw materials and labor shortages, supply chain disruptions and other business interruptions including any adverse impacts on our ability to obtain raw materials and test subjects, including animals as well as similar problems with our vendors our and our collaboration partners’ technology and software performing as expected, financial difficulties experienced by certain partners, risks arising from research into a related virus that was not done in animals and was necessarily early stage, the results of the Phase 1b clinical trial and future preclinical and clinical trials including the potential for adverse findings, general risks arising from clinical trials, receipt of regulatory approvals, regulatory changes and potential litigation challenging initiatives and actions taken by the Trump Administration which could, among other things, result in delays in regulatory approvals or limit access to federal funding for our programs, development of effective treatments and/or vaccines by competitors, including as part of the programs financed by the U.S. government, potential mutations in a virus we are targeting which may result in variants that are resistant to a product candidate we develop, and our liquidity and ability to raise necessary capital on acceptable terms or at all. Further information on our risk factors is contained in our filings with the SEC, including the “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

Nic Johnson

Russo Partners

nic.johnson@russopartnersllc.com

(303) 482-6405

Media Contact:

David Schull

Russo Partners

david.schull@russopartnersllc.com

(858) 717-2310